                                                                    Exhibit 99.1

Press Release

                GLOBALOPTIONS GROUP ANNOUNCES REVERSE STOCK SPLIT

Thursday February 22, 8:00 am ET

NEW  YORK--GlobalOptions  Group,  Inc.  (OTCBB:  GLOI),  a leading  provider  of domestic and international  risk management  services,  today announced that the company will institute a reverse stock split of its outstanding  common stock at a ratio of  1-for-8  shares  for all  shareholders  of record  as of the  market opening on March 6, 2007.  The company's  common stock will continue to trade on the OTC Bulletin Board on a split-adjusted basis when the market opens that day, under the current  stock  symbol GLOI.  Under the terms of the split,  for every eight shares of issued and outstanding  common stock, a shareholder will receive one share of common  stock.  No  fractional  shares will be issued in connection with the reverse stock split;  for any  fractional  ownership,  the company will issue one whole share for any fractional interest.

"As GlobalOptions approaches $100 million in revenue, we are taking this step to lay the foundation  whereby a broader base of shareholders  can benefit from our unmatched  management team, unique portfolio of offerings,  and vision to be the leading provider of risk assessment and mitigation services worldwide," said Dr.
Harvey W. Schiller, CEO and Chairman of GlobalOptions Group.

About GlobalOptions Group, Inc.

GlobalOptions  Group,  with  headquarters  in New York  City and  offices  in 16 cities,  is a provider of high-end risk  assessment and  mitigation  services to
Fortune  1000   corporations,   governmental   organizations   and  high-profile
individuals  throughout  the world.  GlobalOptions  Group's  services  currently include risk management and security, investigations and litigation support, and crisis management.  These engagements take GlobalOptions  Group staff around the world and are typically  highly-sensitive  engagements where GlobalOptions Group is interacting with senior leaders in corporations and governments.  Its overall mission is to identify,  evaluate,  assess,  prevent and correct issues that may threaten  people,  organizations  or strategic  initiatives for  corporations or governments. www.globaloptionsgroup.com

Statements in this press release  regarding the company's  business that are not historical  facts  are  "forward-looking  statements"  that  involve  risks  and uncertainties. The company wishes to caution readers not to place undue reliance on such  forward-looking  statements,  which statements are made pursuant to the
Private Securities  Litigation Reform Act of 1994, and as such, speak only as of the date  made.  To the  extent  the  content  of this  press  release  includes
forward-looking   statements,  they  involve  various  risks  and  uncertainties including  the  successful  integration  of the acquired  businesses,  projected financial  information,  and  the  continued  successful  implementation  of the company's business strategy.

Certain of these risks and uncertainties  will be described in greater detail in
GlobalOptions  Group's  filings with the  Securities  and  Exchange  Commission.
GlobalOptions  Group is under no obligation to (and expressly disclaims any such obligation  to)  update or alter its  forward-looking  statements  whether  as a result of new information, future events or otherwise.

Contact:

Press:
Rubenstein PR
Michael Smith, 212-843-8328
msmith@rubensteinpr.com
or
Investors:
Lippert/Heilshorn & Associates
Chris Witty / Jody Burfening, 212-838-3777
cwitty@lhai.com